Exhibit 5.1

Snell & Wilmer L.L.P.

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

August 7, 2020

Turtle Beach Corporation

11011 Via Frontera, Suite A/B

San Diego, California 92127

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special Nevada counsel to Turtle Beach Corporation, a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement on the date hereof (“Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (Registration No. 333-226622) which was declared effective as of August 13, 2018, as amended from time to time (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the Prospectus dated August 13, 2018 (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale from time to time of the Company’s common stock, $0.001 par value per share, having an aggregate offering price of up to $30,000,000 (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and an ATM Equity Offering SalesSM Agreement dated as of August 7, 2020, between the Company and BofA Securities, Inc. (“BofA”) relating to the sale of the Shares through BofA, acting as agent (the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have relied upon and examined matters of fact, questions of law and documents as we have deemed necessary to render this opinion, including the originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.     The Registration Statement, the Prospectus and exhibits thereto, including the Sales Agreement;

2.     The Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada, as amended though the date hereof, certified as of the date hereof by an officer of the Company;

3.     The bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.     Certificate of Existence with Status in Good Standing, certified by the Secretary of State of the State of Nevada, dated as of a recent date;

Turtle Beach Corporation

August 7, 2020

5.     Resolutions adopted by the Board of Directors of the Company relating to the Prospectus, the authorization of the execution and delivery of, and performance by the Company of its obligations under, the Sales Agreement, the authorization of the issuance and registration of the Shares, the pricing of the Shares and other actions with regard thereto (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.     A specimen of the current form of stock certificate representing shares of the Company’s Common Stock, certified as of the date hereof by an officer of the Company;

7.     A certificate executed by an officer of the Company, dated as of the date hereof, as to certain factual matters; and

8.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

A.     Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

B.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise. For the purpose of the opinion rendered below, we have assumed that, upon each issuance of Shares, the Company will receive or has received the consideration for such Shares required by the Resolutions.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreement and the Resolutions, such Shares will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

Turtle Beach Corporation

August 7, 2020

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Snell & Wilmer L.L.P.